FILED PURSUANT TO RULE 424(B)(3) AND (C)
                                                     REGISTRATION NO. 333-127491


PROSPECTUS SUPPLEMENT NO. 1 DATED APRIL 4, 2007
TO PROSPECTUS DATED SEPTEMBER 8, 2005


                         RADA ELECTRONIC INDUSTRIES LTD.

                           2,395,143 ORDINARY SHARES*

This prospectus supplement no. 1 supplements our prospectus dated September 8, 2005. You should read this prospectus supplement no. 1 together with the prospectus.

The shares that are the subject of the prospectus have been registered to permit their resale to the public by the selling stockholders named in the prospectus.

The information contained in the prospectus is hereby amended and supplemented as follows:

The table set forth in the section of the prospectus entitled "Selling Shareholders" is hereby updated to reflect the transfer of warrants to purchase 40,751* ordinary shares from Omicron Master Trust to Rockmore Investment Master Fund Ltd. Such warrants have an exercise price of US$6.30* per share, subject to anti-dilution adjustments, and are exercisable until June 8, 2007. The ordinary shares issuable upon exercise of these warrants account for less than 1% of our outstanding ordinary shares.

Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of the date of this prospectus supplement, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of our common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder.

No person or "group" (as that term is used in Section 13(d) of the Exchange Act or the SEC's Regulation 13D-G) controls Omicron and Winchester.

Rockmore Capital, LLC ("Rockmore Capital") and Rockmore Partners, LLC ("Rockmore Partners"), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda ("Rockmore Master Fund"). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of the date of this prospectus supplement, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Rockmore Master Fund.

*    Adjusted to reflect 1 for 3 reverse stock split on February 14, 2007.

     INVESTING IN OUR ORDINARY SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS.


THIS PROSPECTUS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH, AND MAY NOT BE DELIVERED OR UTILIZED WITHOUT, THE PROSPECTUS.


             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 4, 2007